EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Form S-1 Registration Statement of our report dated March 27, 2014, relating to the financial statements of American Bio Medica Corporation, which appear in this Registration Statement and related Prospectus. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Liggett, Vogt & Webb, P.A.

Liggett, Vogt & Webb, P.A.

New York, New York

April 4, 2014